Filed Pursuant to Rule 433

Dated September 25, 2025

Registration Statement Nos. 333-285756, 333-285756-01, 333-285756-02

Relating to Preliminary Prospectus Supplement dated September 25, 2025 and Prospectus dated March 12, 2025

CNH INDUSTRIAL CAPITAL LLC

$500,000,000 4.500% NOTES DUE 2030

Issuer:	CNH Industrial Capital LLC
Guarantors:	CNH Industrial Capital America LLC and New Holland Credit Company, LLC
Expected Ratings (Moody’s / S&P / Fitch):*	Baa2 / BBB+ / BBB+
Form:	SEC Registered
Principal Amount:	$500,000,000
Trade Date:	September 25, 2025
Settlement Date:**	September 29, 2025 (T+2)
Maturity Date:	October 16, 2030
Interest Payment Dates:	April 16 and October 16, commencing April 16, 2026
Coupon:	4.500% per annum
Price to Public:	99.765% of the principal amount, plus accrued interest from September 29, 2025 if settlement occurs after that date
Net Proceeds to Issuer Before Expenses:	$495,825,000
Benchmark Treasury:	UST 3.625% due August 31, 2030
Spread to Benchmark Treasury:	+78 basis points
Benchmark Treasury Price and Yield:	99-11+; 3.772%
Yield to Maturity:	4.552%
Optional Redemption:	Make-whole call prior to September 16, 2030 based on U.S. Treasury +0.15% (15 basis points) or at par on or after September 16, 2030
Change of Control:	101%
Denominations:	$2,000 x $1,000
CUSIP / ISIN:	12592B AV6 / US12592BAV62
Joint Book-Running Managers:

Citigroup Global Markets Inc.

Mizuho Securities USA LLC

RBC Capital Markets, LLC

Wells Fargo Securities, LLC

BNP Paribas Securities Corp.

Credit Agricole Securities (USA) Inc.

Santander US Capital Markets LLC

SMBC Nikko Securities America, Inc.

_____________________

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade the notes before the first business day prior to the specified settlement date will be required, by virtue of the fact that the notes initially will settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes before the first business day prior to such settlement date should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request them by contacting Citigroup Global Markets Inc. at its toll-free number at 1-800-831-9146; Mizuho Securities USA LLC at its toll-free number at (866) 271-7403; RBC Capital Markets, LLC at its toll-free number at 1-866-375-6829; and Wells Fargo Securities, LLC at its toll-free number at 1-800-645-3751.